Exhibit 99.1

FIRST CAPITAL, INC. ANNOUNCES QUARTERLY DIVIDEND

CORYDON, Ind.  November 18, 2015.  The Board of Directors of First Capital, Inc. (NASDAQ:  FCAP) has declared a quarterly cash dividend of $0.21 (twenty-one cents) per share of common stock, according to William W. Harrod, President and Chief Executive Officer. The dividend will be paid on December 30, 2015 to shareholders of record as of December 16, 2015.

First Capital, Inc. is the holding company for First Harrison Bank.  First Harrison currently operates twelve full service offices in the Indiana communities of Corydon (2), Palmyra, New Salisbury, Georgetown, Greenville, New Albany (2), Floyds Knobs, Jeffersonville, Salem and Lanesville which provide deposit and lending services to customers in southeastern Indiana.  First Harrison also offers online banking and electronic bill payments by accessing the Bank website at www.firstharrison.com.

Contact:

Chris Frederick

Chief Financial Officer

812-734-3464

Additional Information Regarding the Proposed Merger with Peoples Bancorp, Inc. of Bullitt County

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  First Capital, Inc. (“First Capital”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus of Peoples Bancorp, Inc. of Bullitt County (“Peoples”) and First Capital, and First Capital will file other documents with respect to the proposed merger.  A definitive joint proxy statement/prospectus has been mailed to shareholders of Peoples and First Capital.  Investors and shareholders of Peoples and First Capital are urged to read the joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information.  Investors and shareholders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by First Capital through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by First Capital will be available free of charge on First Capital’s internet website at www.firstharrison.com under the “Investor Relations” tab.

First Capital, Peoples, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of First Capital is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 27, 2015, its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 30, 2015, and its joint proxy statement/prospectus on Form S-4, filed with the SEC on October 2, 2015.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.